EXHIBIT 21.1

LIST OF SUBSIDIARIES
OF
MOBILE REACH INTERNATIONAL, INC.

Name of Subsidiary	State or Other Jurisdiction of Incorporation
Mobile Reach Technologies, Inc.	North Carolina

Mobile Reach Technologies GmbH.*	Germany

* Mobile Reach Technologies GmbH is a subsidiary of Mobile Reach Technologies, Inc.

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